EXHIBIT 99.1

ROADSHIPS HOLDINGS INC / CLICK EVIDENCE INC.

Contact; Roadships Holdings inc Tel; +61 438158688
Cell; 3109947988 Email; mnugent@roadships.us	FOR IMMEDIATE RELEASE 27 April 2015

Contact; Click Evidence Inc.

Tel; +1 520 498 0888

Cell; 520 288 1908

Email; jon@klickzie.com

ROADSHIPS HOLDINGS ENTERS AGREEMENT TO ACQUIRE CLICK EVIDENCE

Arizona, USA, April 27, 2015 Roadships Holdings Inc. (OTC-Pink: RDSH) announced today that it has entered into a Share Exchange Agreement by which it will acquire not less than 90% voting control over Click Evidence Inc., of Tuscon, Arizona, in exchange for up to 1,796,571,210 shares of Roadships common stock.  Upon closing on May 28, 2015, the acquisition will bring high-technology capability to Roadships’ already robust transport business.

The Transport division is headed by Roadships CEO and founder, Micheal Nugent and will continue to develop and create the base for the Roadships Intermodal Transport System, which is an infrastructure-based project for the transportation of road transport trailers via blue water highways in new generation ships and unloading methodology.

Roadships’ rapidly developing Technology division, formed in 2014 to create a platform for transport based apps, has made significant progress with the establishment of Polybia Studios. With the acquisition of Click Evidence, Roadships will be poised to take a great leap forward. Dr. Jon N. Leonard, the President of Click Evidence, will be taking over management of Roadships’ technology division.  After building a collaborative working relationship with Click Evidence, this acquisition puts in place a new technology machine for Roadships aimed at supporting transport technology expansion, supporting future novel engagement of Roadships transport with all elements of business and industry, and generating substantial new revenue built on Click Evidence trustable imaging technology.

Transport; The ongoing transport division is presently the core business of Roadships and is continuing to forge forward with identifying existing intermodal transport operations for possible acquisition. Micheal Nugent, CEO of Roadships, has been a tenacious proponent of creating freight corridors via “Blue Water Highways” both in Australia and the United States of America.

“Having weathered the Global Financial Crisis, we have continued with our business plan and ongoing technical development. Transport acquisition agreements entered into a number of years ago are now being revisited along with new targeted companies. Roadships is an infrastructure project that was created in parallel with industry changes needed over the past 10 years for the future operation of intermodal road transport and now many of these changes are in place, positioning Roadships as a front runner for intermodal coastal shipping via blue water highways,” said Micheal Nugent, CEO of Roadships Holdings Inc.

“The creation of the technology division via Polybia Studios and the acquisition of Click Evidence Inc. creates a platform that will add shareholder value along with increased asset and revenue potential. The addition of the expert management in Click Evidence in the technology division gives a very powerful base of capabilities and skill sets,” Mr. Nugent added.

Technology; The Technology Division is poised to develop and rollout revolutionary Click Evidence trustable imaging products in the smartphone space, as well as to provide technical prowess in support of the Transport Division. Click Evidence consumer and business imaging-based products are aimed at a deep penetration of the global population of smartphone users, with an expectation of substantial revenues crossing all areas of consumer usage and business activity. Teaming with Polybia Studios has brought Click Evidence the ability to quickly put into place viable apps with immediate business value and with the ability to incorporate Click’s powerful imaging technologies in a globally scalable system as these technologies roll off the line.

“Click Evidence technology will change the way people picture the world,” said Click CEO, Dr. Jon N. Leonard.  “Click-technology-inside turns every Android, iPhone, or other smartphone into a trustable imager, adding deep trustability to smartphone pictures and videos. Completely trustable imaging at everyone’s fingertips will impact everything we do in business and everyday life. It will make imagery the language of the web replacing text, and make imagery the lubricant of business and industry. Click technology opens a new dimension in human interactions with a global reach and very high revenue potential. Building the future of Transport together with the future of trust in pictures and videos is a powerful combination.”

“Once the formalities of the formal closing process have completed on or before May 28 2015, management will hit the ground running during the transition phase consolidating business at hand, setting in place planned milestones and matching possible capital intake.” Mr Nugent and Dr Leonard said in a joint statement.

About Roadships Holdings Inc.

Roadships Holdings, Inc. (OTC-PINK: RDSH) is an emerging growth company in the short-sea and ground freight industry and technology sectors operating through its wholly owned subsidiaries in the United States and Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Roadships's reports filed with the Securities and Exchange Commission. Roadships undertakes no duty to update these forward-looking statements.